UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2017 (July 11, 2017)

CĪON Investment Corporation
 (Exact Name of Registrant as Specified in Charter)

Maryland	000-54755	45-3058280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Park Avenue, 36th Floor New York, New York 10016
(Address of Principal Executive Offices)

(212) 418-4700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.02. Termination of a Material Definitive Agreement.

The information reported in Item 8.01 of this Current Report on Form 8-K regarding the termination of the Sub-Advisory Agreement (as defined therein) is incorporated by reference into this Item 1.02.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 11, 2017, the board of directors (the "Board") of CĪON Investment Corporation ("CĪON") approved an increase in the size of the Board from six to seven directors, and thereafter appointed Joseph Glatt, 44, as an interested director for a term expiring at CĪON's 2018 annual meeting of shareholders or until his successor is duly elected and qualified. Mr. Glatt was not appointed to serve as a member of CĪON's Audit Committee or Nominating and Corporate Governance Committee. As a result of the appointment of Mr. Glatt, the Board consists of three interested directors and four independent directors.

Joseph Glatt, 44, joined Apollo in 2007 and serves as General Counsel, Secretary and Vice President for Apollo Capital Management, L.P.  Mr. Glatt also serves as Chief Legal Officer of Apollo Investment Corporation (since 2014), Secretary (since 2010) and Vice President (since 2009).  Since 2011, he has served as the Chief Legal Officer of Apollo Senior Floating Rate Fund Inc., and since 2013, he has served as the Chief Legal Officer of Apollo Tactical Income Fund Inc.  Prior to joining Apollo in 2007, Mr. Glatt was associated with the law firms of Simpson Thacher & Bartlett LLP from 1998 to 2003 and Schulte Roth & Zabel LLP from 2003 to 2007, in each case, primarily focusing on mergers and acquisitions, leveraged buyouts and capital markets activities.  Mr. Glatt received his JD from the University of Pennsylvania Law School and graduated summa cum laude from Rutgers College with a BA in Political Science, Psychology and Hebraic Studies.

Mr. Glatt is the appointee of Apollo Investment Management, L.P. ("AIM") to the Board pursuant to that certain Third Amended and Restated Limited Liability Company Agreement (the "CIM LLC Agreement") of CION Investment Management, LLC ("CIM"), CĪON's investment adviser, dated as of July 11, 2017.  See Item 8.01 of this Current Report on Form 8-K for a discussion of the CIM LLC Agreement. Mr. Glatt has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

On July 11, 2017, the members of CIM entered into the CIM LLC Agreement with AIM for the purpose of creating a joint venture between AIM and CION Investment Group, LLC ("CIG"), CĪON's sponsor. Under the CIM LLC Agreement, AIM was issued a newly-created class of membership interests in CIM pursuant to which AIM (i) will share in the profits, losses, distributions and expenses of CIM with the other members in accordance with the terms of the CIM LLC Agreement, which will ultimately result in CIG and AIM each owning a 50% economic interest in CIM; (ii) will have limited voting rights with respect to certain material corporate transactions of CIM enumerated in the CIM LLC Agreement; and (iii) has the right to appoint an individual to serve as a member of the board of directors of CIM, the investment committee of CIM and the Board of CĪON.  Howard Widra and Richard Kilcoyne will serve as AIM's appointee to the board of directors and the investment committee of CIM, respectively. In addition, see Item 5.02 of this Current Report on Form 8-K for a discussion of the appointment of Joseph Glatt as an interested director of CĪON.

At a special meeting of the Board held on July 10, 2017, the independent directors of CĪON unanimously approved the termination of the Investment Sub-Advisory Agreement (the "Sub-Advisory Agreement"), dated as of June 26, 2012, by and among CIM, CĪON and AIM, with such termination to be effective upon execution of the CIM LLC Agreement and satisfaction of all conditions to closing set forth therein. As a result of the execution of the CIM LLC Agreement, the Sub-Advisory Agreement was terminated as of July 11, 2017. Although the Sub-Advisory Agreement and AIM's engagement as CĪON's investment sub-adviser has been terminated, AIM will continue to perform identical services for CIM and CĪON, including, without limitation, identifying investment opportunities and making investment recommendations for approval by CIM. AIM will not be paid a separate fee in exchange for such services, but will be entitled to receive distributions as a member of CIM as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CĪON Investment Corporation
Date:	July 12, 2017	By: /s/ Michael A. Reisner
Co-Chief Executive Officer